Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To Noble Advisors, LLC

We hereby consent to the use of our report, dated May 17, 2017, on the consolidated financial statements of Noble Advisors, LLC for the year ended December 31, 2016 included in this Form 1-A of Noble Advisors, LLC.

Acuity Advisors and CPAs, LLP

Lancaster, Pennsylvania

December 15, 2017